                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION:
                                            Donald F. Chlebowski, Jr.
                                            Chief Financial Officer
                                            (717) 597-2137


                   TOWER BANCORP, INC. REPORTS RECORD EARNINGS

GREENCASTLE, PA January 23, 2001 - Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, reports earnings of $4,093,000 or earnings per share of $2.33 for the year ended December 31, 2000. This represents a 28% increase over earnings from the previous fiscal year.

Earnings for the year 2000 include non-recurring, after tax income of $865,000. This amount is included (on a pre-tax basis) in "Other Income" on Tower's income statement. These earnings derive from our trust services' affiliation with Sentry Trust Company, Chambersburg, PA, and the de-mutualization of the insurance company that insures our deferred compensation contracts. Without these extraordinary, non-recurring items, net income would have been $3,226,000 or $1.84 per share - a one percent increase over net income for 1999.

Return on equity and return on assets were 17.17% and 1.88%, respectively, for the year 2000. These ratios were 13.53% and 1.48%, after extraordinary items.

At year-end, total assets stood at $226,899,000, an increase of 9.70% or $20,025,000 over 1999 year-end totals. Total loans reached $148,675,000, an increase of $16,915,000 or 13%, while deposits at year-end were $176,424,000, a gain of $16,700,000 or 11% over the amount reported last year. The bank continues to be a strong lender in the markets it serves, returning over 84% of its total deposits to the community.

According to President and Chief Executive Officer Jeff B. Shank, "The Board of Directors wishes to thank our shareholders for their continued support in the communities we serve. The Board also thanks the officers and staff of the bank for their support and adaptability, which has contributed to the success of our bank. Our desire to provide the best possible banking services to the people of the Franklin County area has made our growth and success possible."

The financial information in this press release is based upon unaudited financial statements and is subject to year-end audit review and revision.

The First National Bank of Greencastle operates six offices in the Greencastle, Shady Grove, Quincy, Laurich Estates, Mercersburg and Waynesboro areas.

                                       ###


                           Page 5 of 5 Numbered Pages
                        Index to Exhibits Found on Page 4